Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock, $0.001 par value per share (the “Common Stock”) of Bitech Technologies Corporation, a Delaware corporation, dated as of May 10, 2024, is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: May 10, 2024

C & C Johnson Holdings LLC

By:	/s/ Cole W. Johnson
Name:	Cole W. Johnson
Title:	Manager

COLE W. JOHNSON

/s/ Cole W. Johnson
Cole W. Johnson